Exhibit 99.1

Neose CEO, Boyd Clarke, to Step Down;
George J. Vergis, Ph.D., Announced as Successor

HORSHAM, Pa., February 16, 2006 — Neose Technologies, Inc. (Nasdaq: NTEC) today announced that C. Boyd Clarke has decided to step aside as chief executive officer and chairman of the board of directors, effective at the Company’s annual meeting of stockholders on May 4, 2006. George J. Vergis, Ph.D., who has served as president and chief operating officer since October 2005, has been appointed chief executive officer, effective at the annual meeting, and named a director of the Company. He will retain the role of president. Mr. Clarke remains a director, and is expected to stand for reelection at the 2006 annual meeting.

“This week, Neose reached a critical milestone in its journey from a platform technology company to a product development company when we commenced our Phase I trial for NE-180. This represents an important step in the implementation of the strategic plan set in place shortly after my arrival in 2002 and an appropriate inflection point for me to step aside. George is poised and ready to lead the Company as it moves on to the next stage in its development,” said Boyd Clarke.

“With NE-180 in the clinic and all other programs on track, Boyd leaves the Company well-positioned for success. I’m excited about the opportunities that lie ahead as we complete our transition to a clinical-stage company. I look forward to continuing to work with the Neose management team to strengthen and grow the Company as we move other next-generation protein candidates into clinical development,” said George Vergis.

“Boyd’s strategic vision, management skills and broad industry experience have been instrumental in Neose’s transition from a platform company to a product development company. We are thankful for his significant contributions and look forward to his continuing contributions as a director of the Company,” said William F. Hamilton, Ph.D., Chairman of the Corporate Governance Committee. “As part of good corporate governance, we developed a CEO succession plan some time ago. Boyd passes on his leadership responsibilities to an extremely qualified successor. Since joining Neose in 2001, George has been an integral part of the management team. His proven track record in clinical development and commercialization makes him particularly well-suited to lead the Company through the next stage of its evolution,” continued Hamilton.

Dr. Vergis has served as president and chief operating officer since October 2005. He joined the company as vice president, business and commercial development in July 2001. From 1996 to 2001, Dr. Vergis served as vice president, new product development and commercialization at Knoll Pharmaceutical Company, a division of BASF Pharma, responsible for the commercial planning, product development, and marketing for the cardiovascular, immunology, and critical care franchises. Prior to BASF, Dr. Vergis held a variety of clinical and medical marketing positions at Wyeth-Ayerst Laboratories and Warner Lambert Parke Davis. Dr. Vergis received his B.A. in biology and history from Princeton University, his Ph.D. in physiology from the Pennsylvania State University and an M.B.A. from Columbia University.

About Neose

Neose is a biopharmaceutical company using its proprietary enzymatic technologies to develop improved drugs, focusing primarily on therapeutic proteins. Neose uses its GlycoAdvance® and GlycoPEGylation™ technologies to develop improved versions of drugs with proven safety and efficacy. Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others. It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties. Neose’s first two proprietary candidates are NE-180 (GlycoPEG-EPO), a long-acting version of erythropoietin, and GlycoPEG- GCSF, a long-acting version of granulocyte colony stimulating factor (G-CSF).

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis

Sr. Vice President and Chief Financial Officer

(215) 315-9000

Barbara Krauter

Manager, Investor Relations

(215) 315-9004

For more information, please visit http://www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that we will not be able to fully implement our strategic plan and commercialize any of our current product candidates. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2004, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.